Exhibit 99.1

NutraCea Enters Into Purchase Agreement with AF Bran Holdings

For Immediate Release

SCOTTSDALE, AZ, Jan. 5, 2011 —NutraCea (NTRZ.pk), a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products, today announced that on December 29, 2010, NutraCea entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Nutra SA, LLC, NutraCea’s wholly owned subsidiary (“Nutra SA”), Industria Riograndese De Oleos Vegetais Ltda., Nutra SA’s wholly owned subsidiary (“Irgovel”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC (collectively,  “AF Bran Holdings” or the  “Investor”).

Pursuant to the Purchase Agreement, AF Bran Holdings agreed to purchase membership units of Nutra SA directly from NutraCea for US$ 4,000,000 and to invest an additional US$3,725,000 in Nutra SA to fund expansion and provide working capital at Irgovel, which operates a Pelotas, Brazil-based rice bran oil production facility.  After the initial closing, NutraCea will own a 64.4% interest in Nutra SA and AF Bran Holdings will own the remaining 35.6% interest. In addition, AF Bran Holdings may be required to purchase from Nutra SA or NutraCea, upon the occurrence of certain events, or it may elect to purchase from NutraCea, up to a 49% ownership interest in Nutra SA by December 2012, all as more fully described in the Purchase Agreement attached to NutraCea’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

W. John Short, Chairman and CEO of NutraCea, commented, “We are extremely pleased to have entered into this partnership with AF Bran Holdings.  I want to personally thank all of those involved at both AF Bran Holdings and at NutraCea for working diligently through the holidays to finalize these agreements.

“The proceeds that NutraCea receives from this transaction will be used to make distributions to creditors for allowed claims in accordance with the terms of our Amended Plan of Reorganization and to fund operating needs as we continue the restructuring of our global business interests.  Funds directed to Irgovel will be used to expand raw rice bran processing capacity from 70,000 metric tons per year to in excess of 85,000 metric tons per year and to add new technologies to create value added derivative products from rice bran oil and defatted rice bran.  We expect the expansion and new technology projects to take about 18 months to come fully on line and to produce an increase in Irgovel’s EBITDA by more than 300% within 36 months.

“We enter the New Year with great enthusiasm. We are energized by the opportunity to work with the AF Bran Holdings team to turn Irgovel into a state-of-the-art rice bran oil bio-refinery.  We continue to be gratified by the support that we have received from all our constituencies and look forward to reporting our progress to you in 2011 and beyond.”

The transactions contemplated by Purchase Agreement are subject to closing conditions which must be satisfied in order for the transaction to be consummated.  NutraCea cannot guarantee that the closing conditions will be satisfied and the transactions described above will occur.

For additional information, refer to the NutraCea’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Forward-Looking Statements

This release contains forward-looking statements, including statements about Irgovel’s expected EBITDA growth, the Company’s expected completion of the Purchase Agreement, expansion of Irgovel’s rice bran processing capacity, the use of its proceeds to make certain payments under its Amended Plan of Reorganization and about the continuing restructuring of NutraCea’s business. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including, but not limited to, general business conditions, the ability to manage growth and political and other business risks. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic reports.

About NutraCea
NutraCea is a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer rice bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com